AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HOMEOWNERS OF AMERICA HOLDING CORPORATION

(Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware)

Homeowners of America Holding Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“General Corporation Law”), hereby certifies as follows:

1.          That the name of this corporation is Homeowners of America Holding Corporation and that this corporation was originally incorporated pursuant to the General Corporation Law on March 31, 2005 the name Homeowners of America Holding Corporation.

2.          Pursuant to Section 228, 242 and 245 of the General Corporation Law, this-Amended and Restated Certificate of Incorporation has been duly adopted and restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

3.          That the Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Homeowners of America Holding Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to he conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 40,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 20,500,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article FOURTH.

A.          COMMON STOCK

1.          General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors of the Corporation (the “Board”) with respect to any series of Preferred Stock as authorized herein.

2.          Voting. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.          Certain Limitations on Ownership and Voting of Stock

(a) For purpose of this Section 3, “Ten Percent Stockholder” shall mean a person who owns or controls (under the rules set forth in section 958 of the United States Internal Revenue Code of 1986) more than 9.9% of the total combined voting power of all classes of stock entitled to vote at any meeting of the stockholders of the Corporation or in any other circumstance in which the stockholders of the Corporation are entitled to vote. Notwithstanding any provision to the contrary in this Certificate of Incorporation but subject to the provisions of this subsection 3(a), no person shall be permitted to (i) own or control Common Stock in excess of 9.9% of the outstanding Common Stock (determined by value) or (ii) be a Ten Percent Stockholder (determined without regard to subsections 3 (c), (d) and (e)). Accordingly, no person shall be registered as the holder of stock, no stock may be issued, purchased or transferred (including by reason of the death of a stockholder), and no alteration of capital may occur if as a result of such registration, issuance, purchase, transfer or alteration, as applicable, a person would (i) own or control stock in excess of 9.9% of the outstanding stock (determined by value) or (ii) be a Ten Percent Stockholder (determined without regard to subsections 3 (c), (d) and (e)). Notwithstanding the foregoing, the Board may waive the restrictions set forth in this Certificate of Incorporation, in its discretion and on a case by case basis.

(b) Notwithstanding any provision to the contrary in this Certificate of Incorporation, if the Board reasonably determines that ownership by any of the stockholders of the Corporation may result in (i) a person being a Ten Percent Stockholder (determined without regard to subsections 3(c), (d) and (e)) or (ii) any non-de minimis adverse tax, legal or regulatory consequences to the Corporation, any subsidiary of the Corporation, or any stockholder or affiliate of a stockholder, the Corporation will have the option but not the obligation to purchase the minimum number of stocks held by such stockholder that is necessary so that after such purchase such person is not a Ten Percent Stockholder (determined without regard to subsections 3 (c), (d) and (e)), or is necessary to eliminate such non-de minimis adverse tax, legal or regulatory consequences, in each case, at a price determined in the reasonable discretion of the Board to represent fair market value such shares of stock of the Corporation; provided that if the stock of the Corporation is traded on a securities exchange in or outside the United States, the fair market value per share of stock of the Corporation shall be determined by the Board based on the last sales price per share of stock of the Corporation on such exchange or, if there is none, the average of the bid and asked price per share of stock on such exchange, in each case for the ten business days prior to the purchase date. The Board will use reasonable efforts to ensure equal treatment to similarly situated stockholders to the extent possible under the circumstances in connection with the application of this subsection 3(b).

(c) If, but for the application of this subsection 3(c), any person would be a Ten Percent Stockholder, notwithstanding any provision to the contrary in this Certificate of Incorporation, the shares of stock of the Corporation that would be treated as owned by such person under the rules set forth in section 958 of the United States Internal Revenue Code of 1986 (“Controlled Stock”) are hereby reduced (and shall be automatically reduced in the future) by whatever amount is necessary so that after any such reduction such person shall not be a Ten Percent Stockholder.

(d) In determining the reduction in votes conferred by Controlled Stock pursuant to subsection 3(c), the reduction in the vote conferred by the Controlled Stock of any person shall be effected proportionately among all the Controlled Stock of such person; PROVIDED, HOWEVER, that if a stockholder owns, or is treated as owning by the application of section 958 of the United States Internal Revenue Code of 1986, interests in another stockholder, any reduction in votes conferred by Controlled Stock of such stockholder (determined solely on the basis of shares of stock held directly by such stockholder and shares of stock attributed from such other stockholder) shall first be effected by reducing the votes conferred on the shares of stock held directly by the stockholder and then reducing the votes conferred by shares of stock attributed from another stockholders.

(e) Notwithstanding any provision to the contrary in this Certificate of Incorporation, in addition to any other provision of subsection 3(c), shares of stock of the Corporation shall not carry rights to vote, or shall have reduced voting rights, to the extent that the Board reasonably determines that it is necessary that such shares of stock of the Corporation should not carry the right to vote or should have reduced voting rights in order to avoid non-de minimis adverse tax, legal or regulatory consequences to the Corporation, any subsidiary of the Corporation or any stockholder or affiliate of a stockholder; PROVIDED, that the Board will use reasonable efforts to exercise such discretion equally among similarly situated stockholders (to the extent possible under the circumstances).

(f) The votes that are reduced pursuant to subsections 3(c), (d) and (e) shall be conferred proportionately among the shares of stock of the Corporation held by the other stockholders; PROVIDED, however, that no shares of stock of the Corporation shall be conferred votes to the extent that so doing would cause any person to be a Ten Percent Stockholder (without regard to any other adjustments to voting power pursuant to this Section 3).

B.         PREFERRED STOCK

1.          Issuance. Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided.

2           Blank Check Preferred. Subject to any vote expressly required by the Certificate of Incorporation, authority is hereby expressly granted to the Board from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix the number of shares thereof; such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation law. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to Preferred Stock of any other series to the extent permitted by law and as set forth herein.

C.         SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK

There is hereby designated the following series of Preferred Stock: (i) a series of Preferred Stock consisting of 4,500,000 shares of Preferred Stock that is designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”); and (ii) a series of Preferred Stock consisting of 1,000,000 shares of Preferred Stock that is designated Series B Convertible Preformed Stock (“Series B Preformed Stock”). Each of the Series A Preferred Stock and the Series B Preferred Stock are referred to herein individually as a “Series”. Each Series will have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.           Dividends. The holders of shares of Preferred Stock shall be entitled to receive, on parl passu basis, dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend on the Common Stock of the Corporation, at the rate of 12.5% of the Preferred Stock Original Issue Price (subject to the compounding of dividends as set forth below and appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares) per share of Preferred Stock per annum (the “Accruing Dividend”). The Accruing Dividend shall accrue from day to day, whether or not earned or declared, shall be cumulative and shall be compounded annually; provided however, that except as set forth in the following sentence of this Section 1 or in Sections 2(a), 2(b), 4.5 and 6, the Corporation shall be under no obligation to declare or pay any such Accruing Dividend. Other than on shares of Preferred Stock as set forth in Sections 2(a) and 2(b) below, the Corporation shall not declare, pay or set aside any dividends on any other shares of capital stock of the Corporation unless the holders of shares of Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) the amount of the aggregate Accruing Dividend then accrued on each such share of Preferred Stock, and not previously paid, plus (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock, as applicable, as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, as applicable, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to one dollar ($1.00) per share (such $1.00 per share amount subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares).

2.           Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)          Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets or surplus funds of the Corporation legally available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock, the Series B Preferred Stock (including without limitation, before payment of the Series B Liquidation Amount (as defined below) or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock (collectively, “Junior Stock”), by reason of their ownership thereof, an amount per share of Series A Preferred A Stock equal to the Accruing Dividend accrued but unpaid thereon (the “Series A Dividend Payment”). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Series A Dividend Payment to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)          Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment in full of the Series A Dividend Payment provided for in paragraph (a) above, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets or surplus funds of the Corporation legally available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock, by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to the Accruing Dividend accrued but unpaid thereon (the “Series B Dividend Payment”). If upon any such liquidation, dissolution or winding up of the Corporation, after payment in full of the Series A Dividend Payment provided for in paragraph (a) above, the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full Series B Dividend Payment to which they shall be entitled in accordance with the previous sentence, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the remaining assets legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c)          Additional Payment to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in hill of the Series A Dividend Payment and the Series B Dividend Payment, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets or surplus funds of the Corporation legally available for distribution to its stockholders ratably, and before any payment shall be made to the holders of Junior Stock (other than the Series B Dividend Payment pursuant to subsection 2(b) above), by reason of their ownership thereof, an amount equal to 51.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares) per share of Series A Preferred Stock (the “Preferred Stock Original Issue Price”) (the amount payable pursuant to this sentence, together with the Series A Dividend Payment, is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation the assets available for distribution to its stockholders, after the payment of the Series A Dividend Payment and the Series B Dividend Payment due pursuant to subsections 2(a) and 2(b) above shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Series A Liquidation Amount to which they shall be entitled pursuant to this subsection 2(c), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets legally available for distribution in proportion to the respective amounts which would otherwise he payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(d)          Additional Payment to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of the Series A Liquidation Amount, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets or surplus funds of the Corporation legally available for distribution to its stockholders, ratably, and before any payment shall be made to the holders of any other class or series of capital stock of the corporation ranking junior to the Series B Preferred Stock, by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to the Preferred Stock Original Issue Price (the aggregate amount payable pursuant to this sentence, together with the Series B Dividend Payment, is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation the assets available for distribution to its stockholders, after the payment of the Series A Liquidation Amount and Series B Dividend Payment due pursuant to subsections 2(a), 2(b) and 2(c) above shall be insufficient to pay the holders of shares of Series B Preferred Stock the full Series B Liquidation Amount to which they shall be entitled pursuant to this subsection 2(d), the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock held by them upon such distribution dell amounts payable on or with respect to such shares were paid in full.

(e)          Payments to Holders of Common Stock. After the payment of the Series A Liquidation Amount and the Series B Liquidation Amount pursuant to subsections 2(a), 20), 2(c) and 2(d1 above, the remaining assets or surplus funds of the Corporation legally available for distribution to its stockholders shall be distributed to the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(f)          Deemed Liquidation Events.

(i)          The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”), unless the holders of a majority of the shares of Preferred Stock then outstanding elect otherwise by written notice given to the Corporation at least five (5) days prior to the effective date of any such event:

(A)         a merger or consolidation in which

(I)         the Corporation is a constituent party, or

(II)        a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock that represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(B)         the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the exclusive license of all or substantially all of the intangible assets of the Corporation, except where such sale, lease, transfer, exclusive license, or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)         The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Section 2(f)(i)(A)(I) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b), 2(c), 2(d) and 2(e) above, unless otherwise approved by the written consent or vote of the holders representing a majority of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

(iii)        In the event of a Deemed Liquidation Event pursuant to Section 2(e)(i)(A)(II) or (B) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within sixty (60) days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the sixtieth (60th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the holders of at least a majority of the then outstanding shares of Preferred Stock (determined on an as-converted to Common Stock basis) so request in a written instrument delivered to the Corporation not later than seventy-five (75) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation with respect to such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or licensed, as determined in good faith by the Board) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the ninetieth (90th) day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Preferred Stock at a price per share equal to the Series A Liquidation Amount and Series B Liquidation Amount, as applicable. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Sections 6(b) through 6(e) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of Preferred Stock pursuant to this Section 2(e)(iii). Prior to the distribution or redemption provided for in this Section 2(d)(iii), the Corporation shall not expend or dissipate the Net Proceeds received with respect to such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business or to redeem shams of Preferred Stock, in accordance with this Section 2(d)(ii).

(g)          The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event or redemption shall be the cash or the value of the property, rights, or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights, or securities shall be determined in good faith by the Board, including the affirmative vote or consent of a majority of the Series A Directors (as defined below, if any).

3.            Voting; Board Composition; Protective Provisions.

(a)          General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of a Series of Preferred Stock shall be entitled to cast that number of votes equal to the number of whole shares of Common Stock into which the shares of such Series of Preferred Stock held by such holder are convertible as of the record dated for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of Section 3(c), (d) and (e) hereof and with the holders of any other Series of Preferred Stock the terms of which so provide, as a single class. No other class or series of securities shall be granted any voting rights superior to or on more favourable terms than the rights afforded to Series A Preferred Stock hereunder and any rights purported to be granted shall be either (i) void and of no force or effect or (ii) if such rights cannot be legally voided, the rights of the series A Preferred stock shall automatically be amended to provide equivalent voting rights.

(b)          Board Composition.

(i)          Series A Directors. Subject to the provisions of Sections 6(a) and 6(b) regarding default on redemption and as further provided in Article sixth, the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation (each a “Series A Director” and, collectively, the “Series A Directors”).

(A)         As long as Inter-Atlantic Fund, L.P. (“Inter-Atlantic”) or any Permitted Transferees (as defined in that certain stockholders Agreement entered into in accordance with the Purchase Agreement by and between the Corporation and certain stock holders thereof (the “Stockholders Agreement”)) owns at least a majority of the Series A Preferred stock purchased by Inter-Atlantic pursuant to that certain Purchase agreement by and between the Corporation and certain investors dated as of November 11, 2005 (the “Purchase Agreement”), at each election of directors in which the holders of Series A Preferred Stock, voting as a separate class, are entitled to elect directors of the Corporation, Inter-Atlantic (or such Permitted Transferees thereof which acquired at least a majority of the Series A Preferred Stock purchased by Inter-Atlantic pursuant to the Purchase Agreement) shall be entitled to elect three (3) Series A Directors (the “IA Directors”).

(B)         As long as Sequel Homeowners Investment, L.P. (“Sequel”) or any Permitted Transferees, thereof owns at least a majority of the Series A Preferred Stock purchased by Sequel pursuant to the Purchase Agreement, at each election of directors in which the holders of Series A Preferred Stock, voting as a separate class, are entitled to elect directors of the Corporation, Sequel (or such Permitted Transferees thereof which acquired at least a majority of the Series A Preferred stock purchased by Sequel pursuant to the Purchase Agreement) shall be entitled to elect one (1) Series A Director (the “SV Director”).

(ii)         Series B Director. Subject to the provisions of Article Sixth, the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”).

(iii)        Independent Director. The holders of record of the shares of Series A Preferred Stock and Common Stock, voting together as a class on an as converted to Common Stock basis, shall he entitled to elect one (1) director of the Corporation (the “Independent Director”).

(iv)        Any director elected as provided in the preceding subsections (i), (ii) and (iii) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

(v)         At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3(b).

(c)          Series A Protective Provisions. At any time when at least one million (1,000,000) shares of Series A Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization events), in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A preferred Stock, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

(i)          liquidate, dissolve, or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

(ii)         effectuate any reorganization of the Corporation or enter into any agreement to do any of the foregoing:

(iii)        amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation (including any filing of, or amendment to, a Certificate of Designation);

(iv)        authorize, create, or designate any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution, or winding up of the Corporation and with respect to the payment of dividends and redemption rights, or increase or decrease the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock, or Common Stock, or increase or decrease the authorized number of shares of any additional class or series of shares of stock, or create or authorize any obligation or security convertible into shares of any class or series of stock;

(v)         purchase or redeem or pay or set aside or declare any dividend or make any distribution on, any shares of stock other than the Preferred Stock as expressly authorized herein, or permit any subsidiary of the Corporation to take any such action, except for (1) securities repurchased from former employees, officers, directors, consultants, or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service or (2) securities repurchased upon the exercise of the Corporation’s right of first refusal to purchase such securities, each as approved by the

(vi)        effectuate any reclassification or recapitalization of the outstanding capital stock of the Corporation, including any subdivision, consolidation, or conversion of any outstanding capital stock;

(vii)       alter or change the voting or other powers, preferences, or other rights, privileges, or restrictions of the Series A Preferred Stock contained herein;

(viii)      make any acquisition of the assets of any corporation, partnership, joint venture, or other business association or entity other than the purchase of assets in the ordinary course of business of the Corporation as the business of the Corporation is proposed to be conducted on the date hereof;

(ix)         form any subsidiary of the Corporation or acquire or permit the issuance or acquisition of any equity, debt (other than accounts payable or receivable or other loans that are current assets arising in the ordinary course of business), or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, debt, or similar interest in, any corporation, partnership, joint venture, or other business association or entity, other than any subsidiary of the Corporation contemplated by the Corporation’s Business Plan (as defined in that certain Securities Purchase Agreement by and among the Corporation, Spencer W. Tucker and certain investors dated as of April 27, 2005);

(x)          issue any shares of capital stock or other equity interests, or any security or instrument may be convertible into or exercisable or exchangeable for shares of capital stock or other equity interest, of any subsidiary of the Corporation;

(xi)         make or authorize, or permit the authorization of, any material change in the nature or scope of the business of the Corporation;

(xii)        make or authorize and change in the Corporation’s tax status; or

(xiii)       cause or authorize, or permit any of its subsidiaries to authorize or take any of the foregoing actions.

For purposes of this Section 3(c) and Section 3(d) below, “subsidiary” means any entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions or otherwise granting the holder Control are directly or indirectly beneficially owned by the Corporation, and for purposes of this Certificate of Incorporation, “Control” means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).

(d)          At any time when at least one million (1,000,000) shares of Series A Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization events), and in addition to any other vote required by this Certificate of Incorporation, without the written consent or affirmative vote of a majority of the members of the Board, including the affirmative vote or consent of at least a majority of the Series A Directors, the Corporation shall not, either directly or by amendment, merger, consolidation, or otherwise:

(i)          acquire or sell any assets (either tangible or intangible) or business having a value greater than fifty thousand dollars ($50,000);

(ii)         incur any indebtedness for borrowed money other than (A) trade payables, (B) indebtedness under a secured credit line incurred in the ordinary course of business or (C) indebtedness provided for in an annual budget approved by the Board, including the affirmative vote or consent of at least a majority of the Series A Directors (such budget. the “Budget”);

(iii)        enter into any joint venture, partnership, profit sharing arrangement or franchising agreement;

(iv)        enter into any material licensing, trademark, copyright or know-how agreement with any third party;

(v)         appoint any chief executive officer or any officer of the Corporation who reports directly to the chief executive officer of the Corporation (a “Senior Officer”) or approve any compensation and/or incentive program applicable to Senior officers, including without limitation any stock option plan;

(vi)        remove any Senior Officer of the Corporation;

(vii)       approve the annual Budget or any amendments thereto;

(viii)      incur capital expenditures which (A) individually exceed fifty thousand dollars ($50,000), or (B) individually or in the aggregate exceed those provided for in the approved Budget;

(ix)         establish or amend any cash investment policy;

(x)          create or allow the creation of any encumbrance on any asset or undertaking that is not provided for in the approved Budget or that is not in the ordinary course of business where the amount required to discharge such encumbrance or undertaking may exceed filly thousand dollars ($50,000);

(xi)         grant any loan, advance, guarantee, pledge of assets or agree to indemnify any third party outside of the ordinary course of business;

(xii)        enter into, make any material modification to, or terminate any contract, lease agreement, or arrangement the annual dollar cost of which would be greater than fifty thousand dollars ($50,000);

(xiii)       enter into any customer contract whereby the pricing varies by more than fifteen percent (15%) from the Corporation’s normal arrangements or the annual revenue is more than twenty percent (20%) of the planned revenue for that fiscal year;

(xiv)      appoint or remove the Corporation’s auditors or legal counsel;

(xv)       commence or settle any litigation, arbitration or other legal proceeding relating to any claim or assessment outside of the ordinary course of the Corporation’s business in excess of fifty thousand dollars ($50,000);

(xvi)      make any material departure from United States generally accepted accounting principles, implement any additional standards recommended to the Corporation by its auditors for the preparation and presentation of financial statements, or change any accounting principles used in the preparation of the Corporation’s financial statements even if such changes are consistent with United States generally accepted accounting principles, unless required to do so by law; or

(xvii)     create any subsidiary or issue any ownership interest therein to any third party.

(e)          Additional Series A Protective Provisions. At any time when at least one million (1,000,000) shares of the Series A Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization events), and in addition to any other vote by this Certificate of Incorporation, without the written consent or affirmative vote of the members of the Board, including the affirmative vote or consent of the Sequel Director (if one then exists) and at least one (1) IA Director (if one then exists), the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise

(i)          enter into a contract, agreement or other arrangement with a director, executive officer, or a member of the family or an affiliate of any of the foregoing;

(ii)         make or authorize, or permit the authorization of, any material change in the nature or scope of the business of the Corporation as described in the Business Plan dated April 15, 2005;

(iii)        reduce the quota share reinsurance for non-catastrophic coverage to an amount that is below fifty percent (50%) of the risk exposure written by the Corporation;

(iv)        reduce catastrophic reinsurance coverage to an amount that is below seventy-five percent (75%) of the Corporation’s “Probable Maximum Loss” for (x) a 1000 year “Estimated Return Period” for the first two years of the Corporation’s operations; and (y) a 250 year “Estimated Return Period” thereafter, as those terms are as defined in the Corporation’s business plan, initially dated October 18, 2005, with such changes to the business plan as are approved by a majority of the Corporation’s Board of Directors (including with respect to the definition of “Probable Maximum Loss” and “Estimated Return Period” the affirmative consent of the Sequel Director (if one then exists) and at least one of the IA Directors (if one then exists)); or

(v)         terminate the employment of Spencer Tucker “Without Cause” as defined in that certain Employment Agreement by and between the Corporation and Spencer Tucker entered into in accordance with the Purchase Agreement.

(f)          Series B Protective Provisions. At any time when at least 250,000 shares of Series B Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization event), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or the Corporation’s Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class, the Corporation shall not, either directly or by amendment, merger, consolidation, or otherwise:

(i)          alter or change the voting or other powers, preferences, or other rights, privileges, or restrictions of the Series B Preferred Stock contained herein;

(ii)         increase the number of authorized shares of Series B Preferred Stock; or

(iii)        make or authorize, or permit the authorization of, any material change in the nature or scope of the business of the Corporation.

4.          Optional Conversion.

The holders of each Series of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)          Right to Convert. Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and unassessable shares of Common Stock as is determined by dividing one dollar ($1.00) by the Applicable Conversion Price (as defined below) in effect at the time of conversion. The “Applicable Conversion Price” shall initially be equal to the Preferred Stock Original Issue Price. Each such initial Applicable Conversion Price, and the rate at which shares of each series of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a notice of redemption of any shares of any Series of Preferred Stock pursuant to Section 6 hereof~ the Conversion Rights of the shares of such Series designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of the applicable Series of Preferred Stock.

(b)          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any shares of any Series of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair marl et value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)          Mechanics of Conversion.

(i)          In order for a holder of Preferred Stock to voluntarily convert shares of such Series of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of such Series of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for such Series of Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series of Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of shares of such Series of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share and payment of an amount equal to all accrued and unpaid dividends thereon (as provided in Section I).

(ii)         The Corporation shall at all times when any shares of any Series of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the applicable Series of Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of each applicable Series; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of each series of Preferred Stock, the Corporation shall take such corporate actions as may be necessary to increase its authorized but unissued shares of Common Stock to such umber of shares as shall be sufficient for such purposes, including without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing he Applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of any Series of Preferred Stock, the Corporation will take any corporate action and legally issue fully paid and nonassessable shares of Common Stock at such adjusted applicable Conversion Price.

(iii)        All shares of any Series of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, and to receive payment of any dividends occurred or declared but unpaid thereon or any redemption or liquidation payment with respect to such shares shall immediately cease and terminate at the Conversion rime, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of such Series of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such Series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such Series accordingly.

(iv)        Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any accrued or declared but unpaid dividends on the Series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v)         The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of any Series of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of any Series of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)          Adjustments to Applicable Conversion Price for Diluting Issues.

(i)          Special Definitions. For purposes of this Section 4 the

following definitions shall apply:

(A)         “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)         “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued. “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued. “Applicable Original Issue Date” shall mean (i) in the case of the Series A Preferred Stock, the Series A Original Issue Date and (ii) in the case of the Series 13 Preferred Stock, the Series B Original Issue Date.

(C)         “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D)         “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Applicable Original Issue Date, other than the following (“Exempted Securities”):

(I)         shares of Common Stock issued or deemed issued as a dividend or distribution on shares of any Series of Preferred Stock;

(II)        shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4€ or 4(f) below;

(III)       up to 315,790 shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to the 2005 Homeowners of America Holding Corporation Management Incentive Plan or any other plan, agreement or arrangement approved by the Board, including at least the affirmative vote or consent of a majority of the Series A Directors;

(IV)        shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case, provided the issuance is pursuant to the terms of such Option or Convertible Security; or

(V)         shares of Common Stock issued or issuable to in connection with a bona fide joint venture, lease financing or business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise; provided that, any such issuance is approved by the Board, including the affirmative vote or consent of a majority of the Series A Directors.

(ii)         No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price shall be made as the result of the issuance of Additional shares of Common Stock if (a) the consideration per share (determined pursuant to Subsection 4(d)(v) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the Applicable Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of the applicable Series of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)        Deemed Issue of Additional Shares of Common Stock.

(A)         If the Corporation at any time or from time to time after the Applicable Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted securities pursuant to Subsections 4(d)(i)(D)(I), (II), (III), (IV) or (V)) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)         If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4(d)(iv) or (v) below, as the case may be, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security Notwithstanding the foregoing, no adjustment pursuant to this clause (3) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (ii) the Applicable Conversion Price on the original adjustment date, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C)         If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof; would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D)(I), (II), (III), (IV), or (V)), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, as the case may tic (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Applicable Original Issue Date), are revised after the Applicable Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (I) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)         Upon the expiration or termination of any unexercised Option or unconverted or unexchangcd Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (as the case may be), the Applicable Conversion Price shall be readjusted to such Applicable Conversion Price as would have obtained had such Option or Convertible Security never been issued.

(iv)        Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares. If the Corporation shall at any time after the Applicable Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii), without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issue, then the Applicable Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.0001 of consideration for each such Additional Shares of Common Stock issued or deemed to be issued.

(v)         Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)         Cash and Property: Such consideration shall:

(I)         insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)        insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in god faith by the Board; and

(III)       in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (H) above, as determined in good faith by the Board.

(B)         Option and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)         the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)        the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)        Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4(d)(iv) above, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additionally giving effect to any adjustments as a result of any subsequent issuances within such period).

(e)          Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Applicable Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of a Series of Preferred Stock or combine the outstanding shares of a Series of Preferred Stock without a comparable combination of the Common Stock, the Applicable Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Applicable Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of a Series of Preferred Stock or effect a subdivision of the outstanding shares of a Series of Preferred Stock without a comparable subdivision of the Common Stock, the Applicable Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such Series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)          Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Applicable Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(i)          the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of such Series of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received Wall outstanding shares of the Series of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of the Series of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g)          Adjustment for Mercer or Reorganization, etc. Subject to the provisions of Subsection 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not a particular Series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections (e) or (f) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of applicable Series of Preferred Stock that remains outstanding, if any, shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such Series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such Series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the applicable Series of Preferred Stock.

(h)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of an Applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of a Series of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Series of Preferred Stock.

(i)          Notice of Record Date. In the event:

(i)          the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of a Series of Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii)         of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii)        of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the applicable Series of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the anticipated effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the applicable Series of Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Deemed Liquidation Event, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series of Preferred Stock and the Common Stock Such notice shall be sent at least 10 days prior to the record date or anticipated effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

5.           Mandatory Conversion.

(a)          Upon the earlier of (A) the closing of the sale of shares of Common Stock to the public at a price of at least five dollars ($5.00) per share (subject to appropriate adjustment in the event of any stock dividends, stock split, reclassification, combination or other similar recapitalization affecting such shares) in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least fifty million dollars ($50,000,000) of proceeds, net of underwriting discounts and commissions to the Corporation (a “Qualifying Public Offering”), or (B) a date specified by vote or written consent of the holders of at least 66 2/3% of the then outstanding shares of each Series of Preferred Stock, all such Series voting or consenting together as one class; provided, however, if at the time of such conversion there is not either a contingent or contemporaneous Deemed Liquidation Event, then the Series A Preferred Stock held by Sequel or its Permitted Transferees and Inter-Atlantic or its Permitted Transferees shall not be automatically converted to Common Stock without the consent of both Inter-Atlantic and Sequel (the “Mandatory Conversion Date”), (i) all outstanding shares of each Series of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation as shares of such series.

(b)          All holders of record of shares of each Series of Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of each Series of Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of each Series of Preferred Stock. Upon receipt of such notice, each holder of shares of each Series of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice. On the Mandatory Conversion Date, all outstanding shares of each Series of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to each Series of Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series of Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c)          All certificates evidencing shares of each Series of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted shares of each Series of Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such Series of Preferred Stock accordingly.

6.           Redemption.

(a)          During any Redemption Period, upon receipt by the Corporation from one or more holders of Series A Preferred Stock (the “Requesting Holders”) of written notice requesting redemption of all of such Requesting Holders shares of Series A Preferred Stock (the “Redemption Shares”), and concurrently with surrender by such holder of the certificates representing such Redemption Shares, the Corporation shall, to the extent it lawfully do so, redeem the Redemption Shares by paying a price per share equal to the applicable Redemption Price (such date of redemption, a “Redemption Date”). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all Redemption Shares, the Corporation shall redeem a pro rata portion of each Requesting Holder’s redeemable Redemption Shares out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the Redemption Shares to be redeemed if the legally available funds were sufficient to redeem all such Redemption Shares, and shall redeem the remaining Redemption Shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If any such Redemption Shares are not redeemed on or prior to a Redemption Date, then commencing the day immediately after such Redemption Date and for so long as any such Redemption Shares have not been redeemed, (i) the holders of a majority of such Redemption Shares shall be entitled, in addition to the voting rights set forth in Section 3(b), to elect such number of additional directors of the Corporation (which directors shall, for all purposes herein, he deemed to be “Series A Directors”) so that, immediately following any such election, a majority of the Board is comprised of Series A Directors, and (ii) each such Requesting Holder shall he issued a one-year note on the unpaid amount, which note shall bear at a per annum rate equal to ten percent (10%), compounded daily, until such amount is paid in full to the Requesting Holder.

For purposes of this Section 6, a “Redemption Period” shall mean any of the following periods: (1) any time on or after the first (1st) anniversary of the Series A Original Issue Date, if neither the Corporation nor any of its subsidiaries has obtained a license or certificate of authority from the Texas Department of Insurance to conduct insurance operations (the “Required License”), (2) the one (1) year period commencing on the day that is fifteen (15) months following the Series A Original Issue Date (the “Special Redemption Date”) upon a determination by the Board of Directors of the Corporation that the financial performance of the Corporation for the preceding twelve (12) month period is materially less than the budgeted financial performance set forth in the most current applicable Budget for such period so long as such redemption is requested by both of Sequel and Inter-Atlantic; or (3) on or after the fifth (5”) anniversary of the Series A Original Issue Date. Within fifteen (15) days following the Special Redemption Date, the Board shall make a determination as of the Special Redemption Date as to whether the financial performance of the Corporation for the preceding twelve (12) month period is materially less than the budgeted financial performance set forth in the most current applicable Budget for such period and shall promptly, but in no event later than ten (10) days after such determination, provide written notice of such determination to both of Sequel and Inter-Atlantic. lithe Board of Directors determines that the financial performance of the Corporation for such twelve (12) month period is not materially less than the budgeted financial performance set forth in the most current applicable Budget, than the Redemption Period set forth in clause (2) of the first sentence of this paragraph shall immediately expire and no holder of Preferred Stock shall have a right to redeem such holder’s shares of Preferred Stock during such period.

To the extent the Corporation has filly redeemed all of the issued and outstanding shares of Series A Preferred Stock, then holders of the Series B Preferred Stock shall thereafter be entitled to redeem all of the issued and outstanding shares of Series B Preferred Stock on the same terms and conditions as set forth in this Section 6 with respect to the Series A Preferred Stock.

The “Redemption Price” shall be as follows: (y) in the case of a redemption pursuant to clause (1) of this Subsection 6(a). the Redemption Price shall be equal to the Preferred Stock Original Issue Price per share, and (z) in the case of a redemption pursuant to clauses (2) or 3 of this Subsection 6(a). the Redemption Price shall be equal to the Preferred Stock Original Issue Price per share, plus any and all Accruing Dividends unpaid thereon.

(b)          Redemption Notice. Written notice of the redemption of Redemption Shares pursuant to any of Section 6(a)(1), (2),r (3) (the “Redemption Notice”) shall be mailed, postage prepaid, to each Requesting Holder, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than five days prior to each Redemption Date. Each Redemption Notice shall state:

(i)          the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)         the Redemption Date and the Redemption Price;

(iii)        the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)); and

(iv)        that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her, or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(c)          Surrender of Certificates: Payment. On or before the applicable Redemption Date, each Requesting Holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her, or its right to convert such shares as provided in Section 4 hereof shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(d)          Rights Subsequent to Redemption. If a Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(e)          Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold, or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7.          Waiver. Any of the rights, powers or preferences of the holders of a Series of Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of such Series of Preferred Stock then outstanding.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined as follows:

(i)          The Board of Directors of the Corporation shall consist of seven (7) directors.

(ii)         In the event of a default on redemption as described in Article FOURTH. Section 6(a) or (b), the number of directors constituting the Board of Directors may be increased as provided in such Sections 6(a) and 6(b).

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth le authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law, as it may be amended and supplemented from time to time, indemnify, and advance expenses to, any and all persons serving as members of the Board of Directors whom it shall have the power to indemnify under such law against any expenses, liabilities or other matters referred to in or covered by the General Corporation Law. The Corporation may indemnify, and advance expenses to any officer, employee or agent of the corporation or any other person the General Corporation Law permits the corporation to indemnify. The indemnification and advancement of expenses provided for in this Article Tenth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office. and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ELEVENTH: Subject to any additional vote required by this Certificate of incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

* * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this ___th day of __________, 2013 .

By:
Spencer Tucker, President and
Chief Executive Officer

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